EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hollis-Eden Pharmaceuticals, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-3 of our reports dated March 10, 2006, relating to the financial statements of Hollis-Eden Pharmaceuticals, Inc. and the effectiveness of Hollis-Eden Pharmaceuticals, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ BDO Seidman, LLP

Costa Mesa, CA

August 11, 2006